Exhibit 99.1

Investor Relations:	April 24, 2025 Southern Copper Corporation (NYSE and BVL: SCCO)
Raul Jacob
Victor Pedraglio
Bertin Galarreta
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com

●	1Q25 net sales were $3,121.9 million, which represented growth of 20.1% with regard to 1Q24’s figure. Expansion was primarily fueled by an increase in the sales volumes of copper (+3.6%), molybdenum (+9.9%), zinc (+42.4%) and silver (+14.1%) and by an uptick in metal prices for all our products.

Regarding 4Q24’s figure, net sales in 1Q25 rose 12.1%, fueled by an increase in sales volumes of copper (+6.3%), molybdenum (+10.3%) and silver (+4.8%) and by higher prices for copper (LME,+1.9%) and silver (+3.0%). These results were partially offset by a decrease in the sales volume for zinc (-13.3%) and lower prices for molybdenum (-5.5%) and zinc (-6.5%).

●	1Q25 Net income was $945.9 million, which represented an improvement of 28.5% compared to the $736.0 million registered in 1Q24. The net income margin in 1Q25 was 30.3%, versus 28.3% in 1Q24. The 1Q25 net income increased 19.1% versus the $793.9 million registered in 4Q24.
●	1Q25 adjusted EBITDA was $1,745.6 million, which represented an increase of 23.1% over the $1,417.7 million registered in 1Q24. The adjusted EBITDA margin in 1Q25 was 55.9%, versus 54.5% in 1Q24. The 1Q25 adjusted EBITDA was up 15.9% over $1,506.7 million registered in 4Q24.
●	Cash flow from operating activities in 1Q25 was $721.3 million, which represented an increase of 9.3% versus the $659.7 million posted in 1Q24. This improvement was attributable to the strong cash generation at our operations, which was driven by higher sales and cost-control efficiency.
●	Copper production remained stable in the 1Q25 and 1Q24 comparison. This quarter, Buenavista’s SX-EW cathode production (+23.7%) recovered and Toquepala reported an increase in concentrate production (+1.9%). These positive results were partially offset by a decrease in copper production at La Caridad (-6.2%) due to lower ore grades and recovery.

Quarter-over-quarter, copper production rose 1,338 tons (+0.6%) in 1Q25. Growth in tons produced was primarily attributable to higher production at the Toquepala mine (+11.6%), which was partially offset by a drop in production at our other open pit operations. These results were driven by changes in ore grades and recoveries.

~~●~~	By-product production: Mined zinc production grew 49.3% this quarter compared to 1Q24, propelled by a 161.3% increase in production at the new Buenavista zinc concentrator. Molybdenum production rose 8.5% due to higher production at the Toquepala, La Caridad and Buenavista mines. Total mined silver production was up 13.8% in 1Q25; this result was driven primarily by higher production at Buenavista, IMMSA and Cuajone.

Molybdenum production increased 9.9% in 1Q25 compared to 4Q24; this was mainly attributable to an uptick in production at all our mines, with the exception of Cuajone. Mined zinc production stood at 39,375 tons in 1Q25, which represents an 8.7% decrease over the figure in 4Q24. This result was mainly driven by lower production at the IMMSA (-15.7%) mines. Total mined silver production dropped 4.2% in 1Q25 compared to 4Q24 due to decreases in production at our Buenavista, La Caridad and IMMSA operations. This was partially offset by higher silver production at the Peruvian operations.

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

●	1Q25 Operating cash cost per pound of copper, net of by-product revenue credits, was $0.77, down 28.5% from the $1.07 reported in 1Q24. This result was mainly driven by lower operating costs (-2.8%) and growth in by-product revenue credits (+22.2%), primarily for zinc, silver and molybdenum.
●	1Q25, we spent $317.8 million on capital investments, up 48.6% compared to 1Q24 and 35.1% versus the figure in 4Q24. Capital expenditure represented 34% of net income this quarter.
●	Dividends: On April 10, 2025, the Board of Directors authorized a quarterly cash dividend of $0.70 per share of common stock and a stock dividend of 0.0099 shares of common stock per share of common stock, payable on May 19, 2025, to shareholders of record at the close of business on May 2, 2025.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $81.13, which is the average of the high and low share price on April 10, 2025.

Shareholders will not be required to take any action to receive the stock dividend. After the payment date, shareholders' book entry accounts will be credited with the additional shares that represent the stock dividend. When shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the shareholder's behalf. The stock dividend is administered by Computershare, the Company's transfer agent.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: "This quarter, SCC’s net earnings totaled $946 million, which represented a 29% jump in net earnings compared to 1Q24. This positive result was driven by higher sales and lower unit costs. Sales increased 20%, registering growth in sales volumes for copper (+4%), zinc (+42%), silver (+14%) and molybdenum (+10%). Over the period, we had better prices for copper (+11%), zinc (+16%) and precious metals (+38%).

In addition to the good sales volumes and prices, the Company cash cost decreased from $1.07 to $0.77 per copper pound (-28%), driven by a drop in the operating cost and by growth in by-product revenues for molybdenum, silver and zinc.

Recently, the copper market has been affected by instability, which has risen on the back of a shift in trade policies in the world’s major economies. We believe SCC’s commitment to balancing operational discipline and cost efficiency at current operations with our growth profile will allow us to weather short-term difficulties in coming months.”

1Q25 www.southerncoppercorp.com	Page 2 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Key Financial Data

	1Q25	1Q24	Variance		4Q24	Variance
			$	%		$	%
	(in million except per share amount and %s)
Sales	$3,121.9	$2,599.8	$522.1	20.1%	$2,784.3	$337.6	12.1%
Cost of sales	1,319.2	1,157.6	161.6	14.0%	1,211.9	107.3	8.9%
Operating income	1,535.5	1,189.7	345.8	29.1%	1,307.3	228.2	17.5%
Net income	$945.9	$736.0	$209.9	28.5%	$793.9	$152.0	19.1%
Net income margin	30.3%	28.3%	2pps	7.1%	28.5%	1.8pps	6.3%
Adjusted EBITDA	1,745.6	1,417.7	327.9	23.1%	1,506.7	238.9	15.9%
Adjusted EBITDA margin	55.9%	54.5%	1.4pps	2.6%	54.1%	1.8pps	3.3%
Income per share	$1.19	$0.95	$0.24	25.3%	$1.01	$0.18	17.8%
Capital investments	317.8	213.8	104.0	48.6%	235.3	82.5	35.1%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in projects in Mexico and Peru.

Mexican Projects

Minera Mexico is planning to invest more than $600 million in 2025 at both its open pit and underground mines. Half of this investment will be used to guarantee the viability of long-term operations by actively modernizing and updating assets. The remaining funds will target improvements in water usage and tailings management to ensure safety and efficiency in our operations. In addition, we will invest in efforts to bolster optimization and growth.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with sulfide ore reserves of over 1,230 million tonnes and an average ore grade of 0.40%, and 141 million tonnes of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

Detailed engineering is still underway for the concentrator, SX-EW plant, water desalination, logistics infrastructure and power delivery.

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo, Chalchihuites and the Empalme Smelter, which could bolster our position as a fully integrated copper producer.

Peruvian Projects

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the- art SX-EW technology that meets the highest international environmental standards and has the capacity to produce 120,000 tons of SX- EW copper cathodes per year.

Tia Maria will generate significant revenues for the Arequipa region from day one of its operations. At current copper prices, we expect to export $18.2 billion and contribute $3.8 billion in taxes and royalties during the first 20 years of operation. The project budget has been set at $1,802 million.

Project update: As of March 31, 2025, the Company has generated more than 628 jobs, 503 of which were filled with local applicants. To the fullest extent possible, we intend to fill the 3,500 jobs estimated to be required during Tia Maria’s construction phase with workers from the Islay province. In 2027, when we start operations, the project will generate 764 direct jobs and 5,900 indirect jobs.

In the early construction phase, progress on access roads and platforms stands at 61%. We will advance these efforts alongside work to set up a temporary camp; engage in massive earthworks; and roll out mine-opening activities. To date, we have installed 59 kilometers of live fence to delimit the property.

1Q25 www.southerncoppercorp.com	Page 3 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2.6 billion and operations are expected to begin in 2031. We continue to engage in social and environmental improvements for the local communities and are working on the project’s environmental impact assessment.

Project update: On February 4, 2025, the Company acquired 3,125 hectares of surface land from the Tiaparo community. This was an important step in securing our stake in the Los Chancas project. Between March 12 and 14, 2025, a group of illegal miners attacked the project's facilities and set fire to our camps in Mazopampa and Patahias, damaging both equipment and facilities.  The Company is coordinating with the authorities to remove the 75 illegal miners who are squatting our property so that project development can continue.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract to acquire the Michiquillay project in Cajamarca, Peru. Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash cost for an initial mine life of more than 25 years.

We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of March 31, 2025, the total progress of the exploration project was 39%. We have drilled 145,928 meters (total program = 148,000 meters) and obtained 47,990 drill core samples for chemical analysis. Diamond drilling will continue and will provide information to interpret mineralization in geological sections; develop geological models; and evaluate mineral resources. Geo-metallurgical as well as hydrological and hydrogeological studies have been initiated; the geotechnical study for the project is scheduled to begin shortly.

1Q25 www.southerncoppercorp.com	Page 4 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

We are improving Peru's educational infrastructure. Two high-performance schools (COAR) built by Southern Copper Corporation in the Tacna and Moquegua regions were inaugurated by the President of the Republic of Peru and the Minister of Education. A total of $60 million were invested through the Works for Taxes mechanism. The schools feature top-level services, which have been designed to maximize students' academic, artistic, and athletic abilities. Every year, these COAR will educate 600 outstanding students from vulnerable areas, as we actively contribute to  closing educational gaps in the country. Work to build a new COAR in the Apurímac region is slated to begin soon.

Our social practices are recognized once again. For the third consecutive year, we received the Exceptional Company award, which recognizes our commitment to Mexican communities. This distinction, bestowed by the Business Coordinating Council, the Communications Council, and the Institute for the Promotion of Quality, recognizes our initiatives to drive regional economic and recreational opportunities by developing the Tamosura and Pinacate urban parks in the mining municipalities of Cananea and Nacozari, Sonora. Every year, more than 50,000 users benefit from the sports, recreational, and cultural facilities developed by the Company.

We maintain our rating in climate change and water security in the CDP evaluation, the world’s leading environmental disclosure platform. We are part of the more than 24,800 companies that, in 2024, voluntarily reported their environmental impacts to CDP, representing nearly two-thirds of global market capitalization. SCC, as part of Grupo Mexico, ranked above the average for both the materials sector and the North America region in evaluations for both categories.

1Q25 www.southerncoppercorp.com	Page 5 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s first quarter earnings conference call will be held on April 25, 2025, beginning at 10:00 AM – EST (9:00 AM Lima and 8:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link:

https://register-conf.media-server.com/register/BI600f7237c9f74b89be344eafe955d6d7

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://grupomexico.webex.com/grupomexico-sp/j.php?MTID=m1777728a8313aabf416061b2ef492a34

1Q25 www.southerncoppercorp.com	Page 6 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb.)	($/lb.)	($/lb.)	($/lb.)	($/oz.)	($/oz.)
1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56

1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
3Q 2024	4.17	4.23	21.68	1.26	29.43	2,476.80
4Q 2024	4.16	4.22	21.61	1.38	31.36	2,661.61
Average 2024	4.15	4.22	21.21	1.26	28.25	2,387.04

Variance: 1Q25 vs. 1Q24	10.7%	18.4%	3.0%	16.2%	38.4%	38.2%
Variance: 1Q25 vs. 4Q24	1.9%	8.3%	(5.5)%	(6.5)%	3.0%	7.5%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended
	March 31,
	2025	2024	%
Copper (tons)
Mined	240,226	240,270	0.0%
3rd party concentrate	1,778	409	334.7%
Total production	242,004	240,679	0.6%
Smelted	136,437	156,742	(13.0%)
Refined and Rod	198,530	203,698	(2.5%)
Sales	243,601	235,206	3.6%

Molybdenum (tons)
Mined	7,684	7,079	8.5%
Sales	7,731	7,036	9.9%

Zinc (tons)
Mined	39,375	26,366	49.3%
Refined	20,546	23,086	(11.0%)
Sales	36,530	25,653	42.4%

Silver (000s ounces)
Mined	5,442	4,782	13.8%
Refined	3,352	3,093	8.4%
Sales	5,653	4,954	14.1%

1Q25 www.southerncoppercorp.com	Page 7 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024	VAR %
	(in millions, except per share amounts)

Net sales:	$3,121.9	$2,599.8	20.1%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	$1,319.2	$1,157.6	14.0%
Selling, general and administrative	31.7	30.8	2.9%
Depreciation, amortization and depletion	223.8	209.0	7.1%
Exploration	11.7	12.7	(7.9)%
Total operating costs and expenses	1,586.4	1,410.1	12.5%

Operating income	1,535.5	1,189.7	29.1%

Interest expense, net of capitalized interest	(91.9)	(80.5)	14.2%
Other income (expense)	(13.7)	19.0	(172.1)%
Interest income	48.7	27.3	78.4%
Income before income tax	1,478.6	1,155.5	28.0%
Income taxes	532.8	423.4	25.8%
Net income before equity earnings of affiliate	945.8	732.1	29.2%
Equity earnings of affiliate	3.3	6.7	(50.7)%
Net Income	949.1	738.8	28.5%

Less: Net income attributable to non-controlling interest	3.2	2.8	14.3%

Net Income attributable to SCC	$945.9	$736.0	28.5%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.19	$0.95	25.3%
Dividends paid (cash and stock)	$1.40	$0.80	75.0%

Weighted average shares outstanding (Basic and diluted)	792.5	773.1

1Q25 www.southerncoppercorp.com	Page 8 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2025	2024	2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,116.3	$3,258.1	$1,252.2
Short-term investments	218.2	245.3	329.3
Accounts receivable	1,605.0	1,243.8	1,395.0
Inventories	966.1	1,048.9	1,014.4
Other current assets	314.3	378.3	449.9
Total current assets	7,219.9	6,174.4	4,440.8

Property, net	9,934.6	9,883.3	9,783.2
Leachable material, net	1,143.3	1,145.8	1,132.5
Intangible assets, net	122.6	124.6	128.8
Right-of-use assets	720.7	739.5	757.1
Deferred income tax	288.7	310.6	253.2
Other assets	361.4	335.3	293.7
Total assets	$19,791.2	$18,713.4	$16,789.3

LIABILITIES
Current liabilities:
Current portion of long-term debt	$500.0	$499.8	-
Accounts payable	684.4	615.2	$748.5
Income taxes	260.2	635.2	142.3
Accrued workers’ participation	224.1	280.8	192.5
Other accrued liabilities	275.7	217.1	256.7
Total current liabilities	1,944.4	2,248.1	1,340.0

Long-term debt	6,747.0	5,758.5	6,255.5
Lease liabilities	637.6	657.6	680.1
Deferred income taxes	130.8	124.5	149.9
Non-current tax payable	92.9	104.9	84.2
Other liabilities	68.9	35.6	55.9
Asset retirement obligation	532.9	546.1	617.8
Total non-current liabilities	8,210.1	7,227.2	7,843.4

EQUITY
Stockholders’ equity:
Common stock	5,441.8	5,034.8	3,550.2
Treasury stock	(2,554.1)	(2,700.7)	(3,157.2)
Accumulated comprehensive income	6,680.6	6,837.4	7,148.7
Total stockholders’ equity	9,568.3	9,171.5	7,541.7
Non-controlling interest	68.4	66.6	64.2
Total equity	9,636.7	9,238.1	7,605.9

Total liabilities and equity	$19,791.2	$18,713.4	$16,789.3

As of March 31, 2025, there were 796.2 million shares outstanding. As of December 31, 2024, there were 790.4 million shares outstanding. As of March 31, 2024, there were 773.1 million shares outstanding.

1Q25 www.southerncoppercorp.com	Page 9 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended
	March 31,
	2025	2024
	(in millions)

OPERATING ACTIVITIES
Net income	$949.1	$738.8
Depreciation, amortization and depletion	223.8	209.0
Deferred income tax	28.2	19.1
Change in operating assets and liabilities	(505.0)	(310.8)
Other, net	25.2	3.6
Net cash provided by operating activities	721.3	659.7

INVESTING ACTIVITIES
Capital investments	(317.8)	(213.8)
Sale (purchase) of short-term investment, net	27.2	270.0
Other, net	-	-
Net cash (used in) provided by investing activities	(290.6)	56.2

FINANCING ACTIVITIES
Debt incurred	993.8	-
Capitalization of debt issuance cost	(6.4)	-
Dividends paid	(553.3)	(618.5)
Distributions to non-controlling interest	(1.3)	(1.7)
Other	0.1	0.1
Net cash provided by (used in) financing activities	432.9	(620.1)

Effect of exchange rate changes on cash	(5.4)	4.9

Increase in cash and cash equivalents	$858.2	$100.7

1Q25 www.southerncoppercorp.com	Page 10 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

1Q25 www.southerncoppercorp.com	Page 11 of 12

FIRST QUARTER 2025 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter
	2025	2024

Net income attributable to SCC	$945.9	$736.0
Add:
Net income attributable to the non-controlling interest	3.2	2.8
Income taxes	532.8	423.4
Interest expense	91.9	80.5
Depreciation, amortization and depletion	223.8	209.0
Less:
Equity earnings of affiliate	(3.3)	(6.7)
Interest income	(48.7)	(27.3)
Adjusted EBITDA	$1,745.6	$1,417.7

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues.

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to	1st quarter 2025		1st quarter 2024		4th quarter 2024
Operating Cash Cost before by-product revenues and Operating Cash	$	¢ per	$	¢ per	$	¢ per
Cost net of by-product revenues	million	pound	million	pound	million	pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,319.2	257.8	1,157.6	226.6	1,211.8	243.3
Add:
Selling, general and administrative expenses	31.7	6.2	30.8	6.0	34.5	6.9
Treatment and refining charges net of sales premiums	(35.0)	(6.8)	(4.9)	(1.0)	(10.4)	(2.1)
Less:
Workers participation	(107.0)	(20.9)	(59.9)	(11.7)	(67.3)	(13.5)
Purchased concentrates from third parties	(50.6)	(9.9)	(34.5)	(6.8)	(37.7)	(7.6)
Other charges	(22.3)	(4.4)	(6.0)	(1.1)	(14.4)	(2.8)
Inventory change	(85.7)	(16.8)	(4.1)	(0.8)	41.4	8.3
Operating cash cost before by-product revenues	1,050.2	205.3	1,079.0	211.2	1,158.9	232.5

Less by-products revenue	(658.5)	(128.7)	(532.2)	(104.2)	(678.4)	(136.1)

Operating cash cost, net of by-products revenue	391.7	76.6	546.8	107.0	480.5	96.4

Total pounds of copper produced, in millions		511.6		510.8		498.5

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